UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2011

SXC HEALTH SOLUTIONS CORP.
(Exact name of registrant as specified in charter)

000-52073
(Commission File Number)

Yukon Territory, Canada	75-2578509
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-3246
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code: (800) 282-3232

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2011, as previously reported, Terrence C. Burke retired from the Board of Directors (the “Board”) of SXC Health Solutions Corp. (“SXC”). Mr. Burke served as a director and member of the Compensation and Nominating Committees.
On the same date, Peter J. Bensen was appointed to the Board to hold office until the next annual meeting of shareholders. Mr. Bensen has been a senior member of the financial team at McDonald's Corporation since 1996, including serving as Corporate Senior Vice President-Controller from April 2007 through December 2007 and Corporate Vice President-Assistant Controller from February 2002 through March 2007, and has served as its Corporate Executive Vice President and Chief Financial Officer since January 2008. Prior to joining McDonald's Corporation, Mr. Bensen was a senior manager at Ernst & Young.
Mr. Bensen has been named to the Compensation and Nominating Committees. It is expected that Mr. Bensen will receive standard compensation arrangements for non-employee directors which, as of the date of this report, includes an annual retainer of $50,000, a fee of $5,000 for each committee on which he serves and an annual time-based restricted stock unit grant.
On December 15, 2011, SXC issued a press release confirming Mr. Burke's retirement and the appointment of Mr. Bensen, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release of SXC Health Solutions Corp. issued December 15, 2011

SIGNATURE
Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 15, 2011

SXC HEALTH SOLUTIONS CORP.

By:	/s/ Jeffrey Park
Name: Jeffrey Park Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of SXC Health Solutions Corp. issued December 15, 2011